Exhibit 99.1

Threshold Pharmaceuticals Reports First Quarter 2014 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – May 1, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the first quarter 2014. Revenue for the first quarter ended March 31, 2014 was $3.7 million. The operating loss for the first quarter ended March 31, 2014 was $8.6 million. The net loss for the first quarter ended March 31, 2014 was $7.1 million, which included the operating loss of $8.6 million and non-cash income of $1.5 million related to the changes in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). As of March 31, 2014, Threshold had $86.4 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“We are pleased with continued progress in TH-302 clinical development including a randomized Phase 2 trial in patients with advanced non-squamous non-small cell lung cancer that is now open for patient recruitment,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “In our pivotal trial of TH-302 in patients with soft tissue sarcoma, we continue to expect that the number of events needed to conduct the pre-planned, interim safety and efficacy analyses will be reached around the middle of the year, with the analyses to be completed thereafter. Enrollment remains on track in a second pivotal trial of TH-302 in patients with advanced pancreatic cancer, being conducted by our partner Merck KGaA based in Darmstadt, Germany. We are also looking forward to presentations on TH-302 at upcoming medical conferences including preclinical data in pancreatic cancer, and clinical updates in ongoing trials of TH-302 in patients with glioblastoma and multiple myeloma.”

First Quarter 2014 Financial and Operational Results

For the first quarter ended March 31, 2014, we recognized $3.7 million in revenue from the amortization of the aggregate of $110 million in upfront payment and milestone payments that were earned in 2013 and 2012 from our global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany. For the first quarter ended March 31, 2013, we recognized $2.9 million in revenue from the amortization of the aggregate of $97.5 million in upfront and milestone payments that were earned in the first quarter of 2013 and in 2012 from our collaboration with Merck, KGaA, Darmstadt, Germany. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received.

The net loss for the first quarter of 2014 was $7.1 million compared to a net loss of $9.2 million for the first quarter of 2013. Included in the net loss for the first quarter of 2014 was an operating loss of $8.6 million and non-cash income of $1.5 million compared to an operating loss of $6.1 million and non-cash expense of $3.1 million in the net loss for the first quarter of 2013. The non-cash income or expense is related to the change in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense).

Research and development expenses were $9.7 million for the first quarter of 2014 compared to $6.5 million for the first quarter of 2013. The increase in research and development expenses was due primarily to a $4.8 million increase in clinical development expenses and an increase of $0.8 million in consulting and employee related expenses, partially offset by a $2.4 million increase in reimbursement from Merck KGaA, Darmstadt, Germany related to their 70% share of total development expenses for TH-302.

General and administrative expenses were $2.6 million for the first quarter of 2014 versus $2.5 million for the first quarter of 2013. The increase in general and administrative expenses was due primarily to an increase in employee related expenses to support the Company’s ongoing collaboration with Merck KGaA, Darmstadt, Germany.

Non-cash stock-based compensation expense included in total operating expenses was $1.3 million for the first quarter of 2014 versus $1.0 million for the first quarter of 2013. The increase in stock-based compensation expense was due to the amortization of a greater number of options with higher fair values.

As of March 31, 2014, and December 31, 2013, Threshold had $86.4 million and $82.0 million in cash, cash equivalents and marketable securities, respectively. The net increase in cash, cash equivalents and marketable securities during the first quarter of 2014 was primarily due to the $12.5 million in milestone payments received from Threshold’s collaboration with Merck KGaA, Darmstadt, Germany, partially offset by the Company’s operating cash requirements for the first quarter of 2014.

First Quarter 2014 and Recent Key Achievements

TH-302 Clinical Development

In March, Threshold announced that its partner Merck KGaA, Darmstadt, Germany, through its biopharmaceutical division, initiated a Phase 1 dose escalation study assessing the safety, tolerability and anti-tumor activity of TH-302 in combination with gemcitabine and nab-paclitaxel (Abraxane®) in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma.

Also in March, Threshold opened a 440-patient, randomized, double-blind, placebo-controlled Phase 2 trial of TH-302 in combination with pemetrexed in advanced non-squamous non-small cell lung cancer. The international Phase 2 trial is designed to compare the combination of TH-302 and pemetrexed versus the combination of pemetrexed and placebo as second-line therapy in this patient population. A TH-302 dose of 400 mg/m2 will be utilized in combination with full-dose pemetrexed. Overall survival is the primary endpoint; secondary endpoints include safety and assessment of anti-tumor activity as determined by progression-free survival and objective response rate.

TH-302 Recent and Upcoming Data Presentations

In February, an oral presentation was given at the International Conference on Translational Research in Radio-Oncology and Physics for Health in Europe, February 10 – 14, Geneva, Switzerland, titled “Antitumor activity of combination therapy with TH-302 and irradiation in a rat rhabdomyosarcoma model”.

In April, two posters were presented at the American Association for Cancer Research (AACR) Annual Meeting 2014, April 5 – 9, San Diego, California titled “Combination hypoxia-specific chemotherapy and immunotherapy of prostate cancer” and “Targeting vascular endothelial growth factor A and tumor hypoxia combined with radiation eradicates sarcomas through destruction of tumor vasculature and thwarting of the hypoxic response”.

In May, two posters will be presented at the American Association for Cancer Research’s (AACR’s) Special Conference on Pancreatic Cancer: Innovations in Research and Treatment, May 18-21, New Orleans, Louisiana:

Abstract #A102: Combination treatment with hypoxia-activated prodrug TH-302 and radiation reduce pancreatic tumor initiating cells and tumor growth in patient-derived xenografts; 4:30 PM – 7:00 PM Central Time on Monday, May 19, 2014 (Poster Session A).

Abstract #B88: Pharmacodynamic changes from the TH-302, gemcitabine, and nab-paclitaxel triplet combination in a xenograft model of pancreatic cancer; 12:30 PM – 3:00 PM Central Time on Tuesday, May 20, 2014 (Poster Session B).

Also in May, two posters will be presented in poster highlight sessions at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting, May 30 – June 3, Chicago, Illinois:

Abstract #2029 (Poster #20): Phase 1/2 study of investigational hypoxia-targeted drug, TH-302, and bevacizumab in recurrent glioblastoma (GBM) following bevacizumab failure; 1:00 PM – 4:00 PM Central Time on Friday, May 30, 2014, in E35b.

Abstract #8534 (Poster #14): Preliminary safety and efficacy of TH-302, an investigational hypoxia-targeted drug, and dexamethasone in patients with relapsed/refractory multiple myeloma (RR MM); 1:00 PM – 4:00 PM Central Time on Friday, May 30, 2014, in S405.

About TH-302

TH-302 is an investigational hypoxia-activated prodrug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302, statements regarding the pre-planned interim safety and efficacy analyses of the pivotal Phase 3 clinical trial in soft tissue sarcoma and the timing thereof, and statements regarding the TH-302 clinical development program, including the expected completion of enrollment and other clinical trial events and the timing thereof, and the expectation for additional clinical trial data and other clinical updates and the timing thereof. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 clinical trials; the time and expense required to conduct such clinical trials and analyze data; our inability to either control or predict with certainty when the pre-planned interim safety and efficacy analyses of the pivotal Phase 3 clinical trial in soft tissue sarcoma will occur; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results); the risk that preclinical studies in animal models of disease may not accurately predict the result of human clinical trials of TH-302; Threshold’s and Merck KGaA’s (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold’s dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold’s need for and the availability of resources to develop TH-302 and to support Threshold’s operations. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Annual Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 1, 2014 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue	$3,681	$2,922
Operating expenses
Research and development	9,653	6,468
General and administrative	2,634	2,515

Total Operating Expenses	12,287	8,983
Loss from operations	(8,606)	(6,061)
Interest income (expense), net	40	36
Other Income (expense), net (1)	1,457	(3,116)

Loss before provision for income taxes	(7,109)	(9,141)
Provision for income taxes	—	73

Net loss	(7,109)	(9,214)

Net loss per common share:
Basic	$(0.12)	$(0.16)

Diluted	$(0.14)	$(0.16)

Weighted-average shares used in per common share calculations:
Basic	59,303	56,486

Diluted	61,300	56,486

(1)	Non-cash income (expense) related to the change in fair value of the Company’s outstanding and exercised warrants, classified as other income (expense).

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$86,386	$82,033
Collaboration Receivable	5,192	18,094
Prepaid expenses and other current assets	1,311	2,246
Property and equipment, net	632	686
Other assets	1,159	1,059

Total assets	$94,680	$104,118

Liabilities and stockholders’ equity
Total current liabilities (2)	$28,182	$27,016
Deferred Revenue	73,235	76,916
Long-term liabilities (3)	22,251	23,661
Stockholders’ equity (deficit)	(28,988)	(23,475)

Total liabilities and stockholders’ equity (deficit)	$94,680	$104,118

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $14.7 million as of March 31, 2014 and December 31, 2013, respectively.
(3)	Includes as of March 31, 2014 and December 31, 2013, $22.0 million and $23.4 million of warrant liability, respectively.